Exhibit 99.1

 NEWS RELEASE

Contact:Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS FIRST QUARTER RESULTS

Melville, New York, June 27, 2011......Park Electrochemical Corp. (NYSE-PKE) reported sales of $51,817,000 for its 2012 fiscal year first quarter ended May 29, 2011 compared to sales of $59,026,000 for last fiscal year’s first quarter ended May 30, 2010.

Park reported net earnings of $7,242,000 for the first quarter ended May 29, 2011 compared to net earnings of $9,869,000 for the first quarter of last year.

Park's basic and diluted earnings per share were $0.35 for the first quarter ended May 29, 2011 compared to basic and diluted earnings per share of $0.48 for the first quarter ended May 30, 2010.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (800) 573-4752 in the United States and Canada and (617) 224-4324 in other countries and the required passcode is 26161702.
For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Sunday, July 3, 2011. The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 40196266 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended
	5/29/11	5/30/10
Sales	$51,817	$59,026
Net Earnings	$7,242	$9,869
Basic and Diluted Earnings Per Share	$0.35	$0.48
Weighted Average Shares Outstanding:
Basic	20,723	20,561

The comparative balance sheets (in thousands):

	5/29/11	2/27/11
Assets	(unaudited)
Current Assets
Cash and Marketable Securities	$255,956	$250,444
Accounts Receivable, Net	30,231	29,822
Inventories	14,268	12,888
Other Current Assets	3,484	3,805
Total Current Assets	303,939	296,959
Fixed Assets, Net	41,379	41,292
Other Assets	16,992	15,557
Total Assets	$362,310	$353,808

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$11,160	$9,944
Accrued Liabilities	10,039	9,497
Income Taxes Payable	6,766	5,812
Total Current Liabilities	27,965	25,253
Deferred Income Taxes	1,460	1,460
Other Liabilities	1,637	1,787
Total Liabilities	31,062	28,500

Stockholders’ Equity	331,248	325,308

Total Liabilities and Stockholders' Equity	$362,310	$353,808

Equity Per Share	$15.98	$15.77

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended
	5/29/11	5/30/10

Net Sales	$51,817	$59,026
Cost of Sales	35,848	38,863
%	69.2%	65.8%
Gross Profit	15,969	20,163
%	30.8%	34.2%
Selling, General and Administrative
Expenses	7,550	7,762
%	14.6%	13.2%
Earnings from Operations	8,419	12,401
%	16.2%	21.0%
Other Income	221	76
%	0.5%	0.1%
Earnings Before Income Taxes	8,640	12,477
%	16.7%	21.1%
Income Tax Provision	1,398	2,608
Effective Tax Rate	16.2%	20.9%
Net Earnings	7,242	9,869
%	14.0%	16.7%